Exhibit 8.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

[●], 2017

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, LA 71203

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of CenturyLink, Inc., a Louisiana corporation (“CenturyLink”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of Wildcat Merger Sub 1 LLC, a Delaware limited liability company that is an indirect, wholly owned subsidiary of CenturyLink with and into Level 3 Communications, Inc., a Delaware corporation (the “Merger”), and the subsequent merger of the surviving corporation of the Merger with and into WWG Merger Sub LLC, a Delaware limited liability company that is an indirect, wholly owned subsidiary of CenturyLink.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Wachtell, Lipton, Rosen & Katz